Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment No. 126 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of Van Eck Funds and to the incorporation by reference of our report dated February 26, 2014 on Van Eck Long/Short Equity Index Fund (one of the investment funds constituting the Van Eck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013.

Ernst & Young LLP

New York, NY

September 12, 2014